As filed with the Securities and Exchange Commission on August 4, 2022

Registration Statement No. 333-__________

FORM S-8
SECURITIES AND EXCHANGE COMMISSION
_______________

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
____________________________

Allegiant Travel Company
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	20-4745737 (I.R.S. Employer Identification No.)

1201 N. Town Center Drive
Las Vegas, Nevada 89144

(Address of principal executive offices, including zip code)
_______________

ALLEGIANT TRAVEL COMPANY
2022 Long Term Incentive Plan
(Full title of the plan)
Gregory Anderson
President and Chief Financial Officer
1201 N. Town Center Drive
Las Vegas, Nevada 89144
(702) 851-7300
(Name, address and telephone number, including area code, of agent for service)

Copies to:

Robert B. Goldberg, Esq. Senior Vice President, Senior Counsel Allegiant Travel Company 1201 N. Town Center Drive Las Vegas, Nevada 89144 (702) 851-7300
_______________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

    Large accelerated filer [x]                            Accelerated filer □

    Non-accelerated filer □         Smaller reporting company □         Emerging growth company □

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. □

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of the Form S-8 instructions. The document containing the information specified in Part I will be delivered to the participants in the Plan as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents, which have been filed with or furnished to the Securities and Exchange Commission (the “Commission” or “SEC”) by the registrant Allegiant Travel Company (the “Company”), are incorporated herein by reference and made part of this Registration Statement:

a.Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 1, 2022;

b.Quarterly Report on Form 10-Q for the three months ended March 31, 2022, filed with the SEC on May 5, 2022 and Quarterly Report on Form 10-Q for the three months ended June 30, 2022 filed with the SEC on August 4, 2022;

c.Current Reports on Form 8-K filed with the SEC on January 28, 2022, February 7, 2022, April 28, 2022, June 22, 2022, July 28, 2022, August 2, 2022 and August 3, 2022 (item 2.03 only);

d.The description of the Company’s Common Stock contained in its Registration Statement on Form 8-A12B, filed on November 22, 2006, registering the Common Stock under Section 12 of the Securities Exchange Act of 1934, and any amendment or report filed for the purpose of updating such description.

In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement and prior to the filing of a post‑effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.    Description of Securities.

Not Applicable.

Item 5.    Interests of Named Experts and Counsel.

Not Applicable.

Item 6.    Indemnification of Directors and Officers.

The Company's Articles of Incorporation provide that directors of the Company will not be personally liable for monetary damages to the Company for certain breaches of fiduciary duty as directors to the fullest extent allowable by Nevada law. Under Nevada law, subject to specified exceptions (including approval of certain illegal dividends or distributions), or unless the articles of incorporation provide for greater individual liability, a director or officer is not individually liable to the company or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer other than in circumstances where both (a) the presumption that the director or officer acted in good faith, on an informed basis and with a view to the interests of the corporation has been rebutted, and (b) the actor or failure to act of the director or officer is proven to have been a breach of his or her fiduciary duties as a director or officer and such breach is proven to have involved intentional misconduct, fraud or a knowing violation of law. In appropriate circumstances, equitable remedies or non-monetary relief, such as an injunction, may remain available to a stockholder seeking redress from any such violation.

The Company also has the obligation, pursuant to Article Ten of the Company's By-Laws and under indemnification agreements, to indemnify any officer or director of the Company for all expenses actually and reasonably incurred by them in connection with any legal action brought or threatened against such person for or on account of any action or omission alleged to have been committed because such person was an officer or director, if the person acted in good faith and in a manner which the person believed to be in, or believed was not opposed to, the best interests of the Company and, with respect to criminal actions, such person had no reasonable cause to believe his conduct was unlawful; provided that such indemnification shall not be made if a final adjudication establishes such person's acts or omissions involved intentional misconduct, fraud, or a knowing violation of law and was material to the cause of action. The Company also maintains liability insurance for its directors and officers in order to limit its exposure to liability for indemnification of such persons.

These provisions may be held not to be enforceable for certain violations of the federal securities laws of the United States.

Item 7.    Exemption from Registration Claimed.

Not Applicable.

Item 8.    Exhibits.

5.1*    Opinion of Greenberg Traurig, LLP.
10.1      Allegiant Travel Company 2022 Long-Term Incentive Plan, effective as of June 22, 2022, originally filed as Appendix A to the Company’s Notice and Proxy Statement on Scheduled 14A filed on April 29, 2022.
10.2*    Form of Restricted Stock Agreement for Directors.
10.3*    Form of Restricted Stock Agreement for Executive Officers.
23.1    Consent of Greenberg Traurig, LLP (Included in Exhibit 5.1).
23.2*    Consent of KPMG, LLP.
24.1    Powers of Attorney (on signature page).
107*    Filing Fee Table

*Filed herewith.

Item 9.    Undertakings.

(a)The undersigned Registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post‑effective amendment to this Registration Statement
:
(i)to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)That, for the purpose of determining any liability under the Securities Act, each such post‑effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)To remove from registration by means of a post‑effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)The undersigned Company hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on this 4th day of August, 2022.

ALLEGIANT TRAVEL COMPANY

By:    /s/ John Redmond.
John Redmond
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature to this Registration Statement appears below hereby constitutes and appoints each of Gregory Anderson and Robert Goldberg as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments to the Registration Statement, including post-effective amendments, and registration statements filed pursuant to Rule 462 under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, and does hereby grant unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or any substitute therefor, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 4th day of August, 2022.

Signature	Title

/s/ John Redmond	Chief Executive Officer and Chairman of the Board,
John Redmond	Director

/s/ Gregory Anderson	President and Chief Financial Officer (Principal Financial Officer)
Gregory Anderson

/s/ Rebecca Aretos	Principal Accounting Officer
Rebecca Aretos

/s/ Maurice J. Gallagher Jr.	Chairman of the Board
Maurice J. Gallagher, Jr.

Director
Montie Brewer

/s/ Gary Ellmer	Director
Gary Ellmer

/s/ Ponder Harrison	Director
Ponder Harrison

/s/ Linda Marvin	Director
Linda Marvin

/s/ Sandra Morgan	Director
Sandra Morgan

/s/ Charles Pollard	Director
Charles Pollard